Exhibit 10.15

PRE-EXPORT FINANCE FACILITY AGREEMENT

PRE-EXPORT FINANCE FACILITY AGREEMENT (as amended, supplemented or modified from time to time, the “Agreement”) dated as of December 22, 2016 (the “Execution Date”) between Molino Cañuelas S.A.C.I.F.I.A., a corporation duly organized and validly existing under the laws of the Republic of Argentina (“Argentina”), with its principal office at Av. San Martin 691, Adelia Maria, Prov. de Córdoba, Argentina (the “Borrower”); and ING Bank N.V., incorporated in Amsterdam, duly licensed to act as a financial entity under the laws of The Netherlands (the “Lender” or “ING”), and together with the Borrower, the “Parties”).

WHEREAS, the Borrower engaged ING to arrange an uncommitted credit facility, available in one or more advances qualifying as pre-export financing loans (“préstamos de prefinanciación de exporlaciones”) consistent with applicable Foreign Exchange Regulations (as defined below), up to an aggregate principal amount at any time outstanding of US$ 100,000,000 (One Hundred Million United States Dollars), to enable the Borrower to export from Argentina agricultural products (including, without limitation, Argentine origin grains, oilseed, and by-products thereof) produced, directly or indirectly, or purchased by, the Borrower in Argentina (the “Goods”).

WHEREAS, ING is willing to establish an uncommitted credit facility as requested by the Borrower, subject to the terms and conditions set forth herein. Accordingly, the parties hereto hereby agree as follows:

Section 1. Definitions.

As used herein, the following terms shall have the following respective meanings (all terms defined in the singular to have the same meanings when used in the plural and vice versa):

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with, any other Person. For this purpose, “control” of any Person means ownership of 10% or more of the Capital Stock having voting power of the Person or the ability, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Anti-corruption Legislation” means all laws applicable to the relationship described in the agreement, covering those that are applicable in more than one jurisdiction (depending on where the Borrower has entities, is regulated or conducts its business), including, but not limited to Argentina’s applicable legislation, U.S. Foreign Corrupt Practices Act (FCPA) and U.K. Bribery Act (UKBA).

“Argentina” shall mean the Republic of Argentina.

“Argentine Currency” shall mean the lawful currency of Argentina.

“Argentine Foreign Exchange Market” means the Argentine single and free foreign exchange market (“Mercado Unico y Libre de Cambios”)

“Argentine Financial Institution” shall mean a financial institution licensed to act as such in Argentina, in accordance with Argentine Law 21,526, as amended.

“Applicable Law” means, as to any Person, any constitution, treaty, convention, statute, law, code, ordinance, decree, order, rule, regulation, guideline, interpretation, direction, policy or request, or judicial or arbitral decision, of a Governmental Authority binding upon such Person or to which such Person is subject.

“Assets” means, for any Person, all assets of such Person that have been or should be recorded as such in accordance with generally accepted accounting principles in the relevant jurisdiction.

“Assignment Agreement” shall have the meaning set forth in Section 4.4.

“Borrower” shall have the meaning set forth in the preamble of this Agreement.

“Business Day” shall mean any day, other than Saturday or Sunday, on which banks are not required or authorized to close in the city or cities specified; provided, if no city is specified, “Business Day” shall mean a business day in New York, Amsterdam and Buenos Aires.

“Buyer” means any of Molino Americano, Dreyfus Group, Molinos Overseas Commodities S.A. (Molinos Rio de la Plata), Alfred C Toepfer, Cargill, ADM, Bunge, Glencore, Noble Group, AGD, FGDI LLC, CHS Inc., Marubeni Corporation, or any other buyer of Goods acceptable to the Lender.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing

“Central Bank” shall mean Banco Central de la República Argentina.

“Code” means the U.S. Internal Revenue Code of 1986.

“Confirmation” shall mean, with respect to any Loan, a letter setting forth the terms of such Loan, substantially in the form of Exhibit A hereto, duly executed by the Borrower and the Lender.

“Coverage Ratio” shall mean, with respect to any Loan, the ratio resulting from dividing (i) the Market Value of the Qualifying Export Agreement assigned under the Assignment Agreement related to such Loan by (ii) the aggregate amounts due and/or to become due (including, without limitation, principal and interest in connection thereto) under the relevant Loan.

“Credit Documents” shall mean this Agreement, the Promissory Notes, the Assignment Agreements, the Fee Letter, and all other agreements and instruments executed and/or delivered in connection therewith as amended, supplemented or modified from time to time.

“CRD IV” has the meaning provided in Section 6.7.

“CRR” has the meaning provided in Section 6.7.

“Dollars” and “U.S.$” shall mean lawful money of the United States of America.

“Eligible Bank” means a bank or a financial institution that meets the requirements of Section 93 paragraph (c) of the Argentine Income Tax Law, as amended and, thus, is situated: (i) in jurisdictions not considered of zero or low taxation, according to the regulation of this law, as amended from time to time, or (ii) in jurisdictions which have entered into exchange of information treaties with the Republic of Argentina and, as a result of the application of its internal regulations, cannot allege bank or stock exchange secrecy or of any other kind, vis a vis the request of information from the corresponding tax authority. In both cases the financial institutions referred to herein are those under supervision of the respective central bank or equivalent institution. An Eligible Bank must also meet the requirements set forth in the Argentine Value Added Tax Law for the interest payments made thereto to qualify for reduced tax rates.

“Environmental Laws” means any and all national, state, provincial or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority relating to or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, as now or may at any time hereafter be in effect.

“Exchange Contract” means a foreign exchange contract between the Borrower and an Argentine Financial Institution, evidencing the conversion into Argentine Currency of the full amount of Dollars of each Loan entered into Argentina through the Argentine Foreign Exchange Market as a pre-export financing loan in compliance with related Foreign Exchange Regulations, without any mandatory deposit (“encaje”) or any other kind of deduction.

“Execution Date” shall have the meaning set forth in the preamble of this Agreement.

“Event of Default” shall have the meaning set forth in Section 10.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Execution Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FATCA Deduction” means a deduction or withholding from a payment under a Credit Document required by FATCA.

“FATCA Exempt Party” means a Person that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in Section 1471(d)(4) of the Code which, if any Person is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter” shall have the meaning set forth in Section 5.4.

“Fixed Price Qualifying Export Agreement” means a Qualifying Export Agreement which has a fixed price per metric ton of the relevant Good.

“Foreign Exchange Regulations” means any foreign exchange regulations issued by the Executive Branch of the Argentine Government, the Argentine Ministry of Economy, the Central Bank and/or any other Argentine Governmental Authority applicable to this Agreement and/or to the Borrower and/or to export pre-financings loans granted to the Argentine residents.

“Goods” shall have the meaning set forth in the preamble of this Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) and any entity exercising executive, legislative, judicial, regulatory or administrative authority of or pertaining to government (whether such authority is recognized as a de jure government or is a de facto government).

“Grupo Navilli” shall mean any of Adriana Elba Navilli, Ricardo Alberto Navilli, Aldo Adriano Navilli and/or Carlos Adriano Navilli.

“Hazardous Materials” means any hazardous or toxic substance, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws, including without limitation, asbestos, petroleum or petroleum products.

“Indebtedness” shall mean, with respect to any Person (a) obligations created, issued or incurred by such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of property, assets or services other than accrued expenses and current trade accounts payable not overdue by more than one hundred twenty (120) days incurred in the ordinary course of business of such Person; (c) Indebtedness of others secured by a lien, charge or other encumbrance on such Person’s property or assets; (d) obligations of such Person in respect of letters of credit or similar instruments; (e) capital lease obligations of such Person; and (f) Indebtedness of others guaranteed by such Person.

“Indemnified Parties” has the meaning set forth in Section 11(a).

“Interest Payment Date” shall mean, with respect to any Loan, the last day of each Interest Period.

“Interest Period” shall mean, with respect to any Loan, each period commencing on the date such Loan is made or, if applicable, the last day of the immediate preceding Interest Period for such Loan, and for the time period set forth in the Confirmation, provided that if any such date shall not be a Business Day, such Interest Period shall end on the next succeeding Business Day (unless such next succeeding Business Day shall be in the following month, in which case the last day of such Interest Period shall be the next day preceding such Business Day). Notwithstanding the above, the last Interest Period of such Loan shall terminate on the Maturity Date.

“Interest Rate” shall have the meaning set forth in Section 5.

“Interest Rate Determination Date” means the day two (2) London Banking Days prior to the first day of the relevant Interest Period.

“Laws to Prevent Money Laundering, Books and Records” has the meaning set forth in Section 8.16.

“Lender” shall have me meaning set forth in the preamble of this Agreement.

“Liabilities” has the meaning set forth in Section 11(a).

“Libor” means, in respect of any Interest Period for any Loan, the rate per annum, as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to the Interest Period for such Loan as shown on the Reuters Page “LIBOR01” (or such other page as may replace the LIBOR01 Page on Reuters for the purpose of displaying such rates) as of 11:00 a.m. (London time) on the relevant Interest Rate

Determination Date (or if such period is not shown then the linearly interpolated rate for the two closest periods that are shown), in each case rounded up to the nearest whole multiple of 1/16 percent per annum and, if such rate is less than zero, Libor shall be deemed to be zero. For any day that is not a Business Day, LIBOR for such day shall be the rate published on the immediately preceding London Banking Day. For purposes of determining the Post Default Rate, LIBOR shall be the overnight London interbank offered rate as determined by the Lender from time to time.

“Lien” means a lien, mortgage, pledge, hypothecation, deposit arrangement, title retention, trust, encumbrance, security interest or other charge, or any other type of preferential arrangement, priority or other security agreement having the practical effect of constituting a security interest, upon or with respect to any Property or Asset, including, without limitation, any agreement to give any of the foregoing.

“Loans” shall have the meaning set forth in Section 2.

“London Banking Day” means any day, other than a Saturday or Sunday, on which banks are not required or authorized to close in London, England.

“Margin” shall mean, with respect to any Loan, the “Margin” specified in the Confirmation for such Loan.

“Market Value” shall mean, with respect to each Qualifying Export Agreement: (a) in the case of a Fixed Price Qualifying Export Agreement, the amount of the metric tons of such Qualifying Export Agreement multiplied by the fixed price according to the price clause of the Qualifying Export Agreement; and (b) in the case of a Non Fixed Price Qualifying Export Agreement, the amount of metric tons of such Qualifying Export Agreement multiplied by the quotation of the relevant Good as of the date of calculation obtained by the Lender on the basis of the corresponding market information as provided by the price clause of the Qualifying Export Agreement, provided, however that if no specific price clause in contemplated in such Qualifying Export Agreement then the quotation shall be obtained by The Lender from any public or private institution selected by the Lender and related to the international trade of the relevant Good.

“Material Adverse Change” means any material adverse change, or development involving a prospective material adverse change in (i) the international financial and capital markets (ii) the economic, financial, monetary or political conditions in Argentina, (iii) the legislation, rules, regulations or other conditions of any type affecting a financing facility of the type contemplated by this Agreement, or (iv) the business, operations, property, financial condition of the Borrower.

“Maturity Date” shall mean, with respect to any Loan the “Maturity Date” specified in the Confirmation for such Loan, which Maturity Date shall fall not later than one hundred eighty (180) days from the borrowing date of the first Loan made hereunder.

“Molino Americano” means Molino Americano S.A. — Montevideo Uruguay.

“New Export Agreement” has the meaning set forth in Section 4.5.

“Non-Fixed Price Qualifying Export Agreement” means a Qualifying Export Agreement which does not have a fixed price per metric ton of the relevant Good.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Lists” has the meaning ascribed to it in Section 8.12.

“OFAC Violation” has the meaning ascribed to it in Section 9.8.

“Payment Account” shall mean account No. 066 709 547, Account Name ING Financial Services LLC Loan Services in favor of ING Amsterdam — New York/USA at The JP Morgan Chase Bank, New York City, New York, U.S.A., ABA 021000021, Swift CHASUS33, or such other bank account in a New York branch of any financial institution that the Lender may indicate in writing to the Borrower in the future.

“Past-due Obligation” shall have the meaning set forth in Section 6.4

“Person” shall mean any individual, corporation, partnership, trust, unincorporated organization, joint stock company or other legal entity or organization and any Governmental Authority.

“Post Default Rate” shall have the meaning set forth in Section 5.3

“Promissory Note” shall have the meaning set forth in Section 3.2 (i).

“Property” mean any right of interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Public Officer” means any person who, either transitionally or permanently, with or without pay, holds office, employment or public function in any government agency or entity, either directly or indirectly, either national or foreign, including but not limited to candidates for political office, members of political parties or movements in their duties, members of an international public organization, public officials of direct or indirect administration, officers and officials of government or regulatory authority, either national or foreign, employees of a concessionaire of the government, government controlled private company, or state-owned company.

“Qualifying Export Agreement” means a valid, binding and enforceable export agreement as usually evidenced in accordance to the business customs or purchase order of Goods entered into between the Borrower as exporter and the Buyer as importer, in form and substance reasonable satisfactory to the Lender in all respects, under which:

(i)             the Borrower shall have irrevocably agreed to sell to the Buyer, and the Buyer shall have irrevocably agreed to purchase from the Borrower, Goods with a FOB Dollar purchase price equal or greater than 125% of the principal and interest amount of the relevant Loan to which such Export Agreement shall be allocated by the Borrower in compliance with Foreign Exchange Regulations (the “Purchase Price”); and

(ii)          the Borrower shall have irrevocably undertaken to ship the Goods within a term not exceeding one hundred eighty (180) days as from the date the proceeds of the Loan to which such Qualifying Export Agreement is allocated, are entered into Argentina by the Borrower and converted, into Pesos through the Argentine Foreign Exchange Market by means of an Exchange Contract.

“Subsidiary” means, as to any Person, a corporation, partnership or other entity of which Capital Stock having ordinary voting power (contingent or otherwise) to elect a majority of the board of directors (or similar governing body) or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Sworn Statement” shall have the meaning set forth in Section 3.2 (h).

“Taxes” shall have the meaning set forth in Section 6.6.

“Ultra-High Risk Country” means any of Cuba, Iran, North Korea, Sudan or Syria.

“U.S. Tax Obligor” means (a) a Person which is resident for tax purposes in the United States of America; or (b) a Person some or all of whose payments under the Credit Documents are from sources within the United States for U.S. federal income tax purposes.

“USA Patriot Act Notice” has the meaning ascribed to it in Section 12.25.

Section 2. Uncommitted Facility.

From time to time during the period commencing on the Execution Date and ending on January 22, 2016, the Lender may make one or more loans to the Borrower (each, a “Loan”) in immediately available funds by deposit in the Borrower’s account located in the City of New York indicated in the Confirmation, in an aggregate principal amount at any time outstanding not to exceed USS 100,000,000 (One Hundred Million United States Dollars). The Lender is under no obligation to make any Loan hereunder, but each Loan that the Lender does make to the Borrower as specified in the Confirmation for such Loan shall be governed by this Agreement. The proceeds of each Loan shall be used by the Borrower to pre-finance the export of Goods by the Borrower.

Section 3. Effectiveness and Borrowing Mechanics.

3.1 Effectiveness of Agreement. This Agreement will become effective after due execution thereof by the Borrower and the Lender and when the Lender has received each of the following documents, each of which shall be satisfactory to the Lender in form and substance:

(a)         a certified copy of the Borrower’s by-laws (“estatutos sociales”) and any other organizational documents as then in effect;

(b)         a certified copy of the power of attorney or necessary documents of the Borrower evidencing the due authority of Borrower’s representatives who sign the Credit Documents to execute them;

(c)          legal opinions covering such matters of New York and Argentine law as shall be required by the Lender, including with respect to the Argentine legal opinion, confirmation of the due authority of the Argentine signators to this Agreement and the other Credit Documents;

(d)         any other document required by the Lender in accordance with any provision of this Agreement and/or to ensure the validity or enforceability of any of the obligations of the Borrower hereunder.

3.2 Borrowing Mechanics. No Loan shall be made hereunder unless each and all of the following conditions precedent have been complied with:

(a)         not less than two (2) Business Days before the proposed date of the making of such Loan, the Borrower shall have irrevocably requested to the Lender, by means of the Confirmation, the making of the respective Loan. The execution of the Confirmation by the Borrower shall be considered an irrevocable offer by the Borrower to borrow the amount specified in such Confirmation on the date stated therein;

(b)         the Lender shall have agreed to make such Loan, by the execution and return to the Borrower of the Confirmation;

(c)          any loans made by the Lender to Compañía Argentina de Granos S.A. prior to the Execution Date have been repaid to the Lender in full;

(d)         any financing statements to be made in accordance with the terms of the Assignment Agreement related to such Loan have been duly filed, including without limitation a UCC-1 financing statement, in form and substance satisfactory to the Lender, duly filed in the appropriate registry in Washington, D.C., United States of America;

(e)          the Lender shall have received such other documents as it may reasonably request;

(f)           both immediately prior to the making of such Loan and after giving effect thereto and to the intended use of the proceeds thereof (i) no Event of Default, and no event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing, and (ii) the representations and warranties made by the Borrower in Section 8 shall be true and complete on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date;

(g)          there shall have been no Material Adverse Change;

(h)         the Lender shall have received from the Borrower a sworn statement, substantially in the form of Exhibit C hereto, duly executed and completed, through which the Borrower shall represent and warrant to the Lender that it has authorized and entered into a Qualifying Export Agreement, and that it shall exclusively allocate such Qualifying Export Agreement for the benefit of ING to the repayment of the requested Loan (the “Sworn Statement”);

(i)             the Lender shall have received a promissory note (pagaré) (hereinafter, “Promissory Note”), each substantially in the form of Exhibit B hereto, duly executed and completed by the Borrower evidencing the principal amount and interest of such Loan;

(j)            the Lender shall have received from the Borrower (1) an Assignment Agreement (as defined in Section 4.4 below) duly executed by the Borrower, whereby the Borrower assigns to the Lender all of its rights (but not its obligations) under Qualifying Export Agreements in an aggregate amount sufficient to comply with the requirements of Section 9.10 below, in guarantee of the full performance by the Borrower of all its obligations hereunder, together with (2) a copy of the relevant Qualifying Export Agreement assigned thereto, and (3) a copy of the notification(s) to, and acknowledgement(s) by, the relevant Buyer(s) party(ies) to the respective Qualifying Export Agreement(s), in each case, to the Lender’s satisfaction;

(k)         the Coverage Ratio shall be equal to or higher than 1.25; and

(1)         the Borrower shall have filed with the Argentine Financial Institution with which it shall enter into the Exchange Contact the necessary documents as requested by such Argentine Financial Institution or any other documentation required by the applicable Foreign Exchange Regulations, in order to evidence to such Argentine Financial Institution that the requested Loan shall qualify as an export pre-financing, that such Loan shall be repaid with the proceeds of the allocated Qualifying Export Agreement, and that such proceeds shall not be applied to the repayment of any other export pre-financing Indebtedness of the Borrower.

Section 4. Repayment; Prepayment; Promissory Notes; and Assignment Agreements.

4.1 Repayment at Maturity. The Borrower promises to pay to the Lender the outstanding principal amount of each Loan on the Maturity Date.

4.2 Voluntary Prepayments. The Borrower may not prepay any Loan before the Maturity Date without the prior written consent of the Lender, not to be unreasonably withheld. Upon written consent of the Lender, the Borrower may prepay, in whole or in part, without premium or penalty, the outstanding amounts of a Loan together with accrued and unpaid interest to the date such prepayment is made, together with the compensation provided for in Section 6.5 hereof.

4.3 Promissory Note. The principal and interest of each Loan shall be evidenced by a Promissory Note (pagaré), substantially in the form of Exhibit B hereto, delivered to the Lender pursuant to Section 3.2 (i) hereof. Once the full amount represented by a Promissory Note is paid in full by the Borrower, the corresponding Promissory Note will be returned by the Lender to the Borrower.

4.4 Assignment Agreements. Simultaneously with the execution of the documents with respect to each Loan provided in this Agreement, the Borrower shall assign its rights to the proceeds payable by a Buyer under the relevant Qualifying Export Agreement allocated to such Loan, by means of the execution of an assignment agreement substantially in the form of Exhibit D hereto by and among the Borrower and the Lender, the terms of which shall be expressly accepted by the Buyer under the assigned Qualifying Export Agreement (the “Assignment Agreement”). Together with the Assignment Agreement, the Borrower shall deliver to the Lender a copy of the relevant Qualifying Export Agreement. Each Assignment Agreement shall be entered into in consideration of each Loan granted by the Lender and to secure the full performance by the Borrower of all of its obligations hereunder.

4.5 New Assignment Agreements. In the event that the Buyer under a Qualifying Export Agreement assigned to the Lender under any Assignment Agreement as provided in Section 3.2(h) is Molino Americano, then no later than sixty (60) days before the Maturity Date, the Borrower shall assign to the Lender its rights to the proceeds payable by a Buyer which is not Molino Americano under another Qualifying Export Agreement by means of the execution of an assignment agreement in terms similar, mutatis mutandi, to those of the Assignment Agreement, the terms of which shall be expressly accepted by such Buyer under the assigned Qualifying Export Agreement accordingly with Exhibit B of the Assignment Agreement (the “New Assignment Agreement”). The Borrower shall cause the fulfillment by such Buyer as promptly as practicable, of any other requirement which according to the laws of Argentina is necessary in order to perfect the assignment of credits under such Qualifying Export Agreement vis a vis the Borrower’s creditors. Together with the New Assignment Agreement, the Borrower shall deliver to the Lender (1) a copy of the relevant Qualifying

Export Agreement and (2) a copy of the notification to, and acknowledgement by, the relevant Buyer party to such Qualifying Export Agreement, in each case, to the Lender’s satisfaction. The New Assignment Agreement shall be entered into to secure the full performance by the Borrower of all of its obligations hereunder.

4.6 Mandatory prepayment: Illegality Notwithstanding any other provisions herein, if at any time the Lender shall have determined in good faith (which determination shall be final and conclusive) that compliance by the Lender with any applicable law or governmental regulation, guideline or order or interpretation thereof or change therein by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority shall make it unlawful for the Lender to make or maintain its Loans, then, and in any such event, the Lender shall promptly notify the Borrower. If such change in circumstances occurs while any Loan is outstanding, the outstanding amount of the Loans, together with accrued interest thereon and all other amounts payable to the Lender under this Agreement, shall be prepaid by the Borrower immediately or, if it is permitted by the relevant law, at the end of the then current Interest Period in respect of each Loan, in each case with any amounts that may be due in accordance with Section 6.5 hereof.

Section 5. Interest; Arrangement Fee.

5.1 Interest. The Borrower hereby promises to pay to the Lender interest on the outstanding principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate per annum, for each Interest Period relating thereto, equal to Libor for such Loan for such Interest Period plus the Margin for such Loan (the “Interest Rate”).

5.2. Alternative Libor. If, prior to the first day of any Interest Period, the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the London interbank market, or as set forth in the definition of Libor, adequate and reasonable means do not exist for ascertaining the Libor for such Interest Period, or (b) the Libor as determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining the relevant Loan during such Interest Period, the Lender shall give notice thereof to the Borrower as soon as practicable thereafter. Upon the giving of such notice by the Lender the interest rate to be applicable to the relevant Loan for such Interest Period shall be the per annum rate reflecting the cost to the Lender of funding the relevant Loan from whatever source the Lender may reasonably select. Each determination by the Lender shall be conclusive absent manifest error.

In the case that the Borrower does not immediately confirm to the Lender in writing its acceptance of the effective cost to the Lender of making or maintaining such Loan during such Interest Period, the Lender shall (a) in the case of such Interest Period being the first Interest Period for such Loan, consider the respective Confirmation to be cancelled (in which case the Lender shall have no further obligations to the Borrower in relation to such Confirmation), or (b) in the case of such Interest Period being any subsequent Interest Period, determine that the respective Loan shall be repaid in full on the Interest Payment Date at the end of the respective Interest Period (in which case the Borrower shall repay such Loan in full, together with accrued interest thereon, on such Interest Payment Date.

5.3 Post Default Interest. Notwithstanding any of the foregoing, the Borrower hereby promises to pay to the Lender interest on any principal amount of any Loan that is not paid in full when due at a rate per annum (the “Post Default Rate”) equal to (a) 2% plus (b) the applicable Margin for such Loan plus (c) Libor as determined in Section 1 of this Agreement for the period form and including the Maturity Date to but excluding the date all such amounts are paid in full. Accrued interest on each Loan shall be payable on the last day of each Interest Period therefor and upon any payment or prepayment thereof (but only on the principal so paid or prepaid), except that interest payable at the Post Default Rate shall be payable from time to time on demand.

5.4 Arrangement Fee. The Borrower will pay an arrangement fee in such amount and at such time as shall be set forth in the Fee Letter (“Fee Letter”) between the Borrower and the Lender of even date herewith.

Section 6. Payment; Computation; etc

6.1 Payments. All payments of principal, interest and other amounts to be paid by the Borrower hereunder shall be made in Dollars, in immediately available funds, without deduction, set -off or counterclaim, to the Lender at the Payment Account or at any other account as the Lender may designate and notify to the Borrower in writing at least five (5) Business Days prior to the date such payment shall become due.

6.2 Payments on Non - Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

6.3 Computations. Interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed (including the first but excluding the last day) counted from the first day of the relevant Interest Period and shall be payable in arrears on each respective Interest Payment Date.

6.4 Set-off; etc. If any obligation of the Borrower to the Lender hereunder shall not be paid when due (“Past -due Obligations”), in addition to and without limitation of any right of set-off, banker’s lien or counterclaim that the Lender may otherwise have, the Lender (or any of its affiliates) shall be entitled, at its option, and provided that the Lender shall have previously notified the Borrower of the occurrence of an Event of Default not cured by the Borrower within two (2) Business Days as from such notice from the Lender, to set-off balances held by the Lender (or any of its affiliates) for account of the Borrower, and to offset any other amounts owed or to be owed (whether or not then due and payable) by the Lender (or any such affiliate) to the Borrower, in Dollars or any other currency, against any Past-due Obligations.

6.5 Break-funding Indemnity. The Borrower shall pay to the Lender, within ten (10) Business Days of the request by the Lender, such amount or amounts as shall be sufficient to compensate it for any loss (excluding the Margin and any loss of anticipated profits), cost or expense that the Lender determines is attributable to:

(a)         any payment or prepayment of principal of or interest on any Loan for any reason (including, without limitation, acceleration of the Loans pursuant to Section 10 hereof) on a date other than the Interest Payment Date thereof; or

(b)         any failure by the Borrower for any reason not attributable to the Lender to borrow any Loan on the date specified in the relevant Confirmation;

provided, that the Lender shall have delivered to the Borrower a certificate as to the amount of such loss, cost or expense.

6.6. Withholding Taxes. All payments on account of principal of and interest on the Loans and all other amounts payable hereunder by the Borrower, including (without limitation) amounts payable under this Section 6.6, shall be made free and clear of and without deductions or liabilities for any and all Taxes. The Borrower agrees to pay when due all Taxes. The Borrower agrees to indemnify the Lender against, and reimburse the Lender on demand for, any Taxes and any documented loss, liability, claim or expense, including interest, penalties and reasonable and documented legal fees, that the Lender may incur at any time arising out of or in connection with any failure of the Borrower to make payment of Taxes when due. In the event that the Borrower is required by applicable law or regulation to deduct or withhold any Taxes from any amounts payable under this Agreement or the Loans, the Borrower shall promptly pay the Lender such additional amounts as may be required, after the deduction or withholding of Taxes, to enable the Lender to receive from the Borrower on the due date thereof, an amount equal to the full amount stated to be payable to the Lender under this Agreement For purposes hereof, “Taxes” shall mean all present and future income, stamp, registration and other taxes and levies, imposts, deductions, charges or withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto, now or hereafter imposed, assessed, levied or collected by or on behalf of the Republic of Argentina or any political subdivision or taxing authority thereof or therein or by any authority of or in any jurisdiction from or through which payments to or for the account of the Lender hereunder are made, as a result or consequence of such payments

The Borrower shall not be required to pay additional amounts different from the ones otherwise payable to the Lender pursuant to this Section 6.6, to the extent such additional amounts have been exclusively imposed by reason of: (i) a change in the lending office of the Lender (other than pursuant to a request of the Borrower); or (ii) an assignment or transfer of a Loan, in whole or in part, by the Lender to a financial institution which is not (and the lending office of which is not) an Eligible Bank.

6.7. Increased Cost and Reduced Return.

(a)         If on or after the date of the making of a Loan, the adoption of any generally Applicable Law enacted or in effect after the date of this Agreement, or any change with respect to this Agreement or any Promissory Note, or any change in the interpretation or administration thereof made or in effect after the date of this Agreement or its Promissory Notes by any Governmental Authority, charged with the interpretation or administration thereof, or compliance by the Lender (or its affiliates) with any generally applicable request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, including, without limitation, as a result of Basel III, “Capital Requirements Directive IV” (“CRD IV”) and/or “Capital Requirements Regulation” (“CRR”) (any such adoption or change, a “Regulatory Change”) shall (i) impose, modify or deem applicable any tax, charge, or contribution, with respect to any Loan or its obligation to make a Loan hereunder (except for the introduction of, or changes in the rate of, tax on the overall net income of the Lender or its lending office, as the case may be, or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Lender is organized or in which its principal executive office or lending office is located), or (ii) impose any, reserve, special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (or its lending office) or shall impose on the Lender (or its lending office) any other condition affecting a Loan or its obligation to make a Loan and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining a Loan, or to reduce the amount of any sum received or receivable by the Lender under this Agreement, by an amount deemed by the Lender to be material, then, within fifteen (15) Business Days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

(b)         If the Lender shall have determined that, after the date of the making of a Loan, the adoption of any generally applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any generally applicable request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of the Lender as a consequence of the Lender’s obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within fifteen (15) Business Days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction, which is reasonably allocable to this Agreement

The Borrower shall not be required to pay additional amounts to the Lender pursuant to this Section 6.7 to the extent such additional amounts have been exclusively imposed by reason of: (i) a change in the lending office (other than pursuant to a request of the Borrower); or (ii) an assignment or transfer of a Loan, in whole or in part, by the Lender to a financial institution which is not (and the lending office of which is not) an Affiliate of the Lender Without prejudice to the foregoing, in all cases the Lender shall make its best efforts to mitigate the effects of the circumstances described in this Section 6.7, including without limitation the transfer of its rights and obligations hereunder to another affiliate of the Lender or other lending office.

Section 7. Payment Currency.

7.1. The Borrower expressly acknowledges that the funds with which the Lender finances the Loan are received by the Lender in Dollars. The Borrower irrevocably undertakes to pay to the Lender, the principal of and corresponding interest on the Loan and any other sum due or to become due under the Loan exclusively, in Dollars at the Payment Account, and waive any other right to which they may be entitled to repay their obligations in a currency different from Dollars. The Borrower shall repay the Loans by application of funds received from the Buyer under the Qualifying Export Agreements assigned pursuant to the Assignment Agreements. The Borrower acknowledges that the exchange rate between the Dollars and the Argentine currency may change in the future and the Borrower waives hereby any right to claim or oppose the “doctrine of unforseeability” (teoría de la imprevisión). The Borrower acknowledges that Section 765 of the Argentine Civil and Commercial Code is not applicable with respect to any payments to be performed in connection with each Loan and forever and irrevocably waives any right that might assist it to allege that any payments in connection with such Loan could be payable in any currency other than in U.S. dollars, and therefore waives and renounces to applicability thereof to any payments in connection with each Loan. Consequently, the Borrower hereby assumes and undertakes any circumstance (including, particularly, Act of God or force majeure) that may exist in the future and that, by affecting the foreign exchange market or mechanisms for obtaining Dollars, hinder, limit or increase the cost of acquiring Dollars. The Borrower therefore agrees not to invoke any payment impossibility and expressly acknowledges that its obligation under this Agreement shall remain in effect until the Lender receives the exact sum in Dollars that the Borrower owes under the Loan.

7.2 Upon the existence of a law, decree, rule, regulation, order or official interpretation thereof that makes it illegal or impossible for the Borrower to convert Argentinean currency into Dollars in an amount required to be converted hereunder or if access to the Argentine Foreign Exchange Market or the free transferability of Dollars from Argentina to the Payment Account is otherwise restricted or prohibited, the Borrower shall either (a) purchase with Argentinean currency any public or private bonds or debt instrument or any other type of security denominated in Dollars which are publicly traded in Argentina and in any official U.S. market and transfer and sell the same outside Argentina for Dollars to the extent necessary to make required payments under this Agreement; or (b) acquire such Dollars by any other lawful means. All costs, expenses and taxes payable in connection with the procedures referred to in this paragraph shall be for the account of the Borrower. The alternatives established in (a) and (b) above, shall only be applicable if the Borrower is unable to pay to the Lender in Dollars with funds available to the Borrower outside of Argentina.

Section 8. Representations and Warranties.

The Borrower represents and warrants to the Lender, both on and as of the Execution Date and on and as of the date of the making of each Loan hereunder, that:

8.1 Corporate Existence. The Borrower is a corporation (sociedad anónima) duly organized and validly existing under the laws of Argentina and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other Credit Documents. The Borrower has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted.

8.2 Financial Condition. The Borrower has heretofore furnished to the Lender its most recent audited consolidated balance sheet and income statement. All such financial statements are complete and correct and fairly present the financial condition of the Borrower and the results of its operations for the period covered by such financial statements. Since the date of such financial statements there has been no Material Adverse Change (taking into consideration the consolidated financial condition, operations or business or prospects taken as a whole of the Borrower and its consolidated subsidiaries from that set forth in said financial statements at said date).

8.3 Litigation. There are no legal or arbitration proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Borrower) threatened against the Borrower or any of its subsidiaries which, if adversely determined, could have a Material Adverse Change (taking into consideration the consolidated financial condition, operation, business or prospects taken as a whole of the Borrower and its consolidated subsidiaries).

8.4 No Breach. The execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party do not and will not (a) conflict with or result in a breach of, or require any consent under, its corporate documents (other than consents which have been obtained prior to the Execution Date, are in full force and effect and with respect to which all conditions to be complied with have been fulfilled), (b) violate any provision, of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to it, (c) result in a breach of or constitute a default under any indenture or financing or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or its Properties are bound or affected, or (d) result in, or require, the creation or imposition of any Lien upon or with respect to any of its Properties or Assets, other than pursuant to the Credit Documents. It is in compliance with all applicable laws and regulations and the terms of all licenses held by it or applicable to it, and is not in default under any agreement to which it is a party. No other event is outstanding which constitutes a breach or default under any document which is binding on it or any of its Assets to an extent or in a manner which is reasonably likely to result in a Material Adverse Change.

8.5 Action. The Borrower has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under the Credit Documents; the execution, delivery and performance by the Borrower of the Credit Documents have been duly authorized by all necessary corporate action on their part; and the Credit Documents have been, or when executed and delivered shall be, duly executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

8.6 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Borrower of the Credit Documents or for their legality, validity or enforceability hereof. The Borrower has complied with all legal requirements for entering into the Credit Documents, including regulations and communications (Comunicaciones) of the Central Bank, and as of the Execution Date, save for the provisions of Communication “A” 3602 (as amended and supplemented) there is no need to make any filing nor to seek any authorization for the making of a Loan or the execution, delivery or performance of this Agreement and the other Credit Documents.

8.7 Legal Form. The Credit Documents are in proper legal form under the law of Argentina for the enforcement thereof against the Borrower.

8.8 Ranking. The obligations evidenced by this Agreement are direct and unconditional obligations of the Borrower, and rank at least pari passu with all other unsecured indebtedness of the Borrower, whether now existing or hereafter outstanding.

8.9 No Default. No Event of Default or any event that but for the giving of notice, the lapse of time or both would constitute an Event of Default has occurred and is continuing.

8.10 Pre-Export Financing Qualification. Each Loan shall qualify as a pre-export financing loan pursuant to the requirements set forth by Foreign Exchange Regulations.

8.11 Ultra-High Risk Countries. Neither the Borrower nor any Persons holding any legal or beneficial interest whatsoever in the Borrower (whether directly or indirectly) undertakes business or has any commercial contact with any individual, corporation and/or organization which is listed on or covered by any official United States sanctions or export control list or which is a resident of, located in and/or incorporated under the laws of any Ultra High Risk County.

8.12 Anti-Terrorism Laws. Neither the Borrower nor, to the best of its knowledge, any Persons holding any legal or beneficial interest whatsoever in the Borrower (whether directly or indirectly) (i) are named on the list of Specially Designated Nationals and Blocked Persons (“SDN”) maintained by OFAC or any list of Persons issued by OFAC pursuant to Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons Who Commit. Threaten to Commit, or Support Terrorism, as in effect on the Execution Date, or any similar list issued by OFAC (collectively, the “OFAC Lists”); (ii) are Persons determined by the Secretary of the Treasury of the United States to be owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC Lists; or (iii) have conducted business with or engaged in any transaction with any Person identified in (i) or (ii) above.

8.13 Environmental Matters. The Borrower’s, and its Subsidiaries’ properties do not contain, and have not previously contained, Hazardous Materials in amounts or concentrations that constitute or constituted any violation of, or reasonably could give rise to any liability under, Environmental Laws, and those properties and all operations at such properties are in compliance and at all times have been in compliance in all respects with all Environmental Laws, and there is no contamination at, under or about the properties which could interfere with the continued operation of such properties or impair the fair market value thereof. The Borrower neither has, nor has assumed of any Person, any liability under any Environmental Laws.

8.14 FATCA. The Borrower is not a FATCA FFI or a U.S. Tax Obligor.

8.15 Anticorruption. The Borrower represents and warrants: (i) that there are no investigations, administrative and/or judicial proceedings dealing with violations of the Anti-corruption Legislation in force; (ii) that it is not aware of any violation (or evidence of violation) of the Anti-corruption Legislation in force that could be subject to investigation and/or proceedings/procedures by the government; (iii) that it has not made, offered or promised, either directly or indirectly, payment, money, gifts, goods, services or anything of value (economic or otherwise) to a Public Officer, aimed at obtaining any improper advantage in the form of: (a) conduct or omission of any act in violation of their legitimate or official duty; (b) induction of such Public Officer to influence national or foreign governments or any of their agencies to affect or influence any act or decision in its favor; or (c) obtaining or retaining business for itself or for any third party; (iv) that it has not made, offered or promised, agreed or requested, either directly or indirectly, (a) payment, money, gifts, goods, services or anything of value (economic or otherwise); and/or (b) illegal rebate, payoff, influence peddling, kickback or other illegal or improper payments or benefit to an individual in exchange for favorable treatment for obtaining, retaining or directing business to itself, or to obtain any special award in its name; and (v) that it has not used any resources for any contribution, award, payment of entertainment, or any other illegal expense related to political activity, and that it has not made, illegally, any offer, promise or delivery of payment, money, gifts, goods, services or anything of value (economic or otherwise) to political parties and/or to candidates for elective office.

8.16 Money Laundering. The Borrower represents and warrants: (i) that its operations, within the framework of its usual business, are and have always been conducted in accordance with the requirements regarding record-keeping and applicable financial reports, including those provided for in any laws to prevent money laundering applicable to all jurisdictions where the Borrower carries out its business, including both the rules and regulations laid down therein and any rules, regulations or related guidelines or the like, either issued, given or imposed by any governmental or regulatory authority, especially with respect to acts performed by its directors, executive officers or employees (collectively, the “Laws to Prevent Money Laundering. Books and Records”); and (ii) is not and has not been, nor its directors, executive officers or employees are or have been in the last ten (10) years, nor are they threatened to be investigated and/or accused parties in any action, process or procedure pending before any court or governmental or regulatory authority, body or arbitrator with respect to the Laws to Prevent Money Laundering, Books and Records.

Section 9. Covenants.

The Borrower covenants and agrees with the Lender that, so long as any Loan is outstanding:

9.1 Information. The Borrower shall deliver the following to the Lender:

(a)         Promptly after me Borrower knows or has reason to know that any Event of Default has occurred, a notice of such Event of Default describing the same in reasonable detail, together with a description of the action that the Borrower has taken or proposes to take with respect thereto; and

(b)         From time to time, such information regarding the financial condition, operations, business or prospects of the Borrower or any of its subsidiaries as the Lender may reasonably request.

9.2 Existence; Compliance with. Law; etc. The Borrower shall (a) preserve and maintain its legal existence; (h) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities; and (c) obtain all such governmental authorizations, approvals and consents as may be required for the Borrower to comply with their obligations under this Agreement.

9.3 Negative Pledge. The Borrower shall not create or permit to subsist any mortgage, pledge, lien, charge, assignment, hypothecation or any other security interest over any of its assets or property except:

(i) any mortgage, pledge, Lien, charge, assignment, hypothecation or any other security interest on any property or Asset of the Borrower existing on the Execution Date, as listed in Exhibit E;

(ii) Liens arising in the ordinary course of business which do not secure Indebtedness which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property or Assets subject to any such Liens;

(iii) any Lien existing on any Property or Asset prior to the acquisition thereof by the Borrower or existing on any Property or Asset of any person that becomes a Subsidiary or consolidates with the Borrower after the Execution Date prior to the time such person becomes a Subsidiary or consolidates with the Borrower;

(iv) Liens on fixed or capital Assets acquired, constructed or improved by the Borrower and Liens on Assets securing obligations assumed by the Borrower in order to finance the purchase of such Assets;

(v) Liens securing capital lease obligations;

(vi) any Lien created in connection with derivatives transactions of the Borrower or any Subsidiary;

(vii) any Lien on any Property or Asset of the Borrower to be granted in connection with other long terra Indebtedness, not in excess of 20% of the aggregate value of the whole Assets of the Borrower; and

(viii) Liens not otherwise permitted by the foregoing paragraphs (i) through (vii) to the extent securing outstanding obligations not in excess of 20% of the aggregate value of the whole Assets of the Borrower, subject to the Borrower granting similar liens to the Lender.

9.4 Ownership. The Borrower shall promptly inform the Lender of any change of ownership by any member of Grupo Navilli in the Borrower by which the members of Grupo Navilli cease, individually or collectively, to: (i) own, directly and/or indirectly, at least 50% of the Borrower’s equity and votes, (ii) have the right to appoint the majority of the members of the Borrower’s Board of Directors, or (iii) direct or cause the direction of the management or policies of the Borrower.

9.5 Foreign Exchange Regulations. The Borrower shall timely provide such information, fill such forms, execute such declarations, file such documentation and comply with all other requirements pursuant to applicable Foreign Exchange Regulations, in order to be able to comply with all its obligations hereunder, including but not limited to the timely payment in Dollars at the Payment Account of the amounts owed to the Lender as they become due and to make it legally feasible to apply export proceeds to the repayment of the Loans in compliance with Foreign Exchange Regulations.

9.6 Exchange Contract. Up to thirty (30) days of the borrowing date of each Loan, the Borrower shall have been credited the Argentine Currency equivalent of the full Loan Dollar amount to an Argentine Currency denominated bank account of the Borrower in Argentina, pursuant to an Exchange Contract.

9.7 Ultra-High Risk Countries. Neither the Borrower nor any Persons holding any legal or beneficial interest whatsoever in the Borrower (whether directly or indirectly) shall undertake business or have any commercial contact with any individual, corporation and/or organization which is listed on or covered by any official United States sanctions or export control list or which is a resident of, located in and/or incorporated under the laws of any Ultra-High Risk Country (as such list of Ultra-High Risk Countries may be modified from time to time and duly informed by the Lender to the Borrower). The Borrower shall ensure that its sale and delivery of Goods shall not involve any transshipments at any seaport or airport located in any Ultra-High Risk Country (as such list of Ultra-High Risk Countries may be modified from time to time and duly informed by the Lender to the Borrower).

9.8 Compliance with Anti-Terrorism Laws. (i) The Borrower will not knowingly conduct business with or engage in any transaction with any Person named on any of the OFAC Lists or any Persons determined by the Secretary of the Treasury of the United States pursuant to Executive Order 13224 to be owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in the OFAC Lists; (ii) if the Borrower obtains actual knowledge or receives any written notice that it or any

Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly), is named on any of the OFAC Lists (such occurrence, an “OFAC Violation”), the Borrower will immediately (A) give written notice to the Lender of such OFAC Violation, and (B) comply with all applicable laws with respect to such OFAC Violation (regardless of whether the party included on any of the OFAC Lists is located within the jurisdiction of the United States of America), including, without limitation, the Economic and Trade Sanctions and Anti-Terrorism Laws; the Borrower hereby authorizes and consents to the Lender taking any and all steps it deems necessary, in its sole discretion, to comply with all applicable laws with respect to any such OFAC Violation, including, without limitation, the requirements of the Economic and Trade Sanctions and Anti-Terrorism Laws (including the “freezing” and/or “blocking” of assets); and (iii) the Borrower will comply at all times with the requirements of all Economic and Trade Sanctions and Anti-Terrorism Laws, and will, upon the Lender’s request from time to time during the term of this Agreement, deliver a certification confiming its compliance with the covenants set forth in this Section 9.8.

9.9 Environmental Laws. The Borrower will and, will cause its Subsidiaries to, comply in all respects with all applicable Environmental Laws and obtain and comply in all respects with and maintain, any and all licenses, approvals, registrations or permits required by applicable Environmental Laws, except where such noncompliance with Environmental Laws, or failure to obtain and so comply with and maintain such licenses, approvals, registrations or permits would not, individually or in the aggregate, have an Adverse Effect.

9.10 Coverage Ratio. The Borrower shall maintain at any and all times a Coverage Ratio equal to or higher than 1.25. If the Coverage Ratio is below 1.15 during ten (10) consecutive Business Days, then the Borrower shall assign to the Lender, within ten (10) consecutive Business Days, additional Qualifying Export Agreements as may be necessary so mat after such assignment, the Coverage Ratio is restored to at least 1.25. If the Coverage Ratio is below 1.00, then the Borrower shall assign to the Lender, within two (2) consecutive Business Days, additional Qualifying Export Agreements as may be necessary so that after such assignment, me Coverage Ratio is restored to at least 1.25.

9.11 FATCA. The Borrower is not a FATCA FFI or a U.S. Tax Obligor.

9.12. Anticorruption. The Borrower undertakes to: (i) immediately inform the Lender of the existence of any investigations, administrative and/or judicial proceedings dealing with violations of the Anti-corruption Legislation in force; (ii) immediately inform the Lender as soon as it learns of any violation (or evidence of violation) of the Anti-corruption Legislation in force that could be subject to investigation and/or proceedings/procedures by the government; (iii) not make, offer or promise, either directly or indirectly, payment, money, gifts, goods, services or anything of value (economic or otherwise) to a Public Officer, aimed at obtaining any improper advantage in the form of: (a) conduct or omission of any act in violation of their legitimate or official duty; (b) induction of such Public Officer to influence national or foreign governments or any of their agencies to affect or influence any act or decision in its favor; or (c) obtaining or retaining business for itself or for any third party; (iv) not make, offer or promise, agree or request, either directly or indirectly, (a) payment, money, gifts, goods, services or anything of value (economic or otherwise); and/or (b) illegal rebate, payoff, influence peddling, kickback or other illegal or improper payments or benefit to an individual in exchange for favorable treatment for obtaining, retaining or directing business to itself, or to obtain any special award in its name; and (v) not use any resources for any contribution, award, payment of entertainment, or any other illegal expense related to political activity, and that it will not make, illegally, any offer, promise or delivery of payment, money, gifts, goods, services or anything of value (economic or otherwise) to political parties and/or to candidates for elective office.

9.13 Money Laundering. The Borrower undertakes to: (i) conduct its operations, within the framework of its usual business, in accordance with the requirements regarding record-keeping and applicable financial reports, including the Laws to Prevent Money Laundering, Books and Records; and (ii) immediately inform Lender if it is or if its directors, executive officers or employees are threatened to be investigated and/or accused parties in any action, process or procedure pending before any court or governmental or regulatory authority, body or arbitrator with respect to the Laws to Prevent Money Laundering, Books and Records.

Section 10. Events of Default

If one or more of the following events (each an “Event of Default”) shall occur and be continuing:

(a)         The Borrower shall default in the payment of any principal of any Loan or any interest on any Loan or any other amount payable by the Borrower hereunder and such default is not remedied within two (2) Business Days as from such amount became payable (for purposes of clarity, if such default is remedied within such period, no Post Default interest shall apply); or

(b)         Any representation, warranty or certification made herein or in any of the Credit Documents, (or in any modification or supplement hereto) by the Borrower shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(c)          The Borrower shall default in the performance of any of its other obligations under this Agreement, the Fee Letter, the Promissory Notes or the Assignment Agreements and such default shall continue unremedied for a period of five (5) Business Days after notice thereof to the Borrower by the Lender; or

(d)         The Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(e)          The Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under Argentine Law No 24,522 or file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of its debts, (iv) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it under any law relating to bankruptcy or insolvency, (v) take any corporate action for the purpose of effecting any of the foregoing, or (vi) all or a substantial portion of the assets of the Borrower are attached or expropriated by any governmental agency, provided that such attachment or similar process shall have not been discharged within a 45 (forty five) court-day period after the date on which the attachment was notified; or

(f)           A proceeding or case shall be commenced, without the application or consent of the Borrower in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or of all or any substantial part of its property or assets, or (iii) similar relief in respect of the Borrower under Argentine Law No. 24,522 or any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, including the celebration of a acuerdo preventivo extrajudicial, and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue undismissed and in effect, for a period of forty five (45) or more court days since duly notified; or

(g)          Any event shall occur that has a material adverse effect on (i) the property, business, operations, financial condition, liabilities or capitalization of the Borrower, (ii) the ability of the Borrower to perform any of its obligations under this Agreement, the Assignment Agreements or the Promissory Notes, (iii) the validity or enforceability of this Agreement, (iv) the rights or remedies of the Lender under this Agreement, the Assignment Agreements or the Promissory Notes, or (v) the timely payment of the principal of or interest on the Loans, or

(h)         The Borrower shall default in the payment when due of any principal of or interest on (i) any of its Indebtedness with the Lender or any of its affiliates; or (ii) any of its Indebtedness with any other Person in excess of US$ 5,000,000 (five million United States Dollars) in the aggregate and such default is not remedied by the Borrower or waived by the relevant creditor or lender within ten (10) Business Days from such default; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity, always taking into account any grace period that may benefit the Borrower; or

(i)             The Borrower ceases or threatens to cease to carry on its business, or sells, transfers or otherwise disposes of (in any one transaction or a series of related transactions) all or any substantial part of its Assets; or

(j)            Any authorization, approval, consent, license, exemption, filing, registration or other requirement necessary to enable the Borrower to comply with its obligations hereunder is modified, revoked or withheld or does not remain in full force and effect and such event has, in the opinion of the Bank, a material adverse effect on the ability of the Borrower to perform its obligations hereunder; or

(k)         The members of Grupo Navilli cease, individually or collectively, to (i) hold directly or indirectly at least 50% of the capital stock and votes of the Borrower or to exercise such votes, (ii) elect the majority of the members of the Board of Directors of the Borrower, or (iii) direct or cause the direction of the management or policies of the Borrower, or

(1)         The Lender shall cease to have a first priority perfected security interest in the Collateral assigned under all of the Assignment Agreements; or

(m)     This Agreement, any of the Promissory Notes, or any of the Assignment Agreements shall cease to be in full force and effect, or shall cease to be enforceable by the Lender in accordance with their terms, or the Borrower shall assert any of the foregoing;

then, in any such event, the Lender may. by written notice to the Borrower, declare the principal amount then outstanding of, and accrued interest on, the Loans and all other amounts payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without any further presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of any of the events specified in paragraphs (e) or (f) of this Section 10, such written notice from the Lender shall not be required and all amounts payable by the Borrower shall be forthwith due and payable, withour any notice, presentment, demand, protest or other formalities of any kind. In the case an Event of Default has occurred, the Borrower shall be liable for all reasonable and documented expenses and charges that the Borrower may have caused the Lender to incur.

Section 11. Indemnification.

(a)  The Borrower agrees to indemnify and hold harmless the Lender and each of its officers, directors, employees, agents, representatives, successors and assigns (together, the “Indemnified Parties”) from and against any and all liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the reasonable fees and expenses of counsel) and disbursements of any kind whatsoever (together, “Liabilities”) related to the entering into and/or performance of this Agreement or any other Credit Document, or the use of proceeds of the Loans or the consummation of any of the transactions contemplated hereby or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection therewith (but excluding any such Liabilities to the extent determined by the final and nonappealable judgment of a court of competent jurisdiction to specifically have been proximately caused by the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentences may be unenforceable, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Liabilities incurred fey the Indemnified Parties or any of them.

(b)  Without limiting the foregoing, the Borrower will defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to any violation or noncompliance with or liability under any Environmental Laws or any orders, requirements or demands of any Governmental Authorities related thereto (including without limitation, attorney’s fees, court costs and litigation expenses), except to the extent determined by the final and nonappealable judgment of a court of competent jurisdiction to specifically have been proximately caused by the gross negligence or willful misconduct of the Person to be indemnified.

(c)   No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(d)  Except as prohibited by law, the Borrower hereby waives any rights it may have to claim or recover in any litigation any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

Section 12. Miscellaneous.

12.1 Waiver. No failure on the part of any of the parties to this Agreement to exercise and no delay in exercising and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

12.2 Notices. All notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or fax) delivered to the intended recipient at the address specified below its name on the signature page hereto, or, as to either party, at such other address as shall be designated by such party in a notice to the other party. All communications shall be deemed to have been duly given when transmitted by telex or fax or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid (it being agreed, and understood that in the case of notices by facsimile, the same shall be effective only when actually received in a clear and unmutilated manner in the fax reception equipment identified by the party to whom the notice is addressed).

12.3 Expenses. The Borrower agrees to pay or reimburse the Lender for all reasonable and documented costs and expenses of the Lender (including reasonable attorneys’ fees) in connection with the execution of this Agreement and/or any enforcement or collection proceedings resulting from an Event of Default

12.4 Amendments; etc. Any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the parties hereto.

12.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.6 Assignments and Participations. The Borrower may not assign any of its rights or obligations hereunder without the prior written consent of the Lender. The Lender may not assign any of its rights or obligations hereunder, or designate a different lending or booking office, without the prior written consent of the Borrower, which consent shall not be unreasonably withheld. The prior written consent of the Borrower shall not be necessary when (i) the assignment or transfer is to an Affiliate of the Lender, (ii) an Event of Default has occurred and is continuing, or (iii) the assignment is in favour of a central bank or federal reserve.

12.7 Security over Lender’s Bights. In addition to other rights provided to the Lender under this Agreement, the Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create securities in or over (whether by way of collateral or otherwise) all or any of its rights under any Credit Document to secure its obligations including, without limitation, any charge, assignment or other security to secure obligations to a federal reserve or central bank except that no such charge, assignment or security shall:

(i) release the Lender from any of its obligations under the Credit Documents or (other than upon enforcement by the beneficiary of such charge, assignment or Security) substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Credit Documents; or

(ii) require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the Lender under the Credit Documents.

12.8 Disclosure of Confidential Information. The Lender may disclose any information on the Borrower to any person (i) to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation and (ii) to whom or for whose benefit the Lender charges, assigns or otherwise creates security (or may do so) pursuant to Clause 12.7.

12.9 Survival. The obligations of the Borrower under Sections 6.5, 11 and 12.3 hereof shall survive the repayment of the Loans.

12.10 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

12.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

12.12 Severability. If any provision of this Agreement is or becomes illegal, invalid, or unenforceable in any jurisdiction, such circumstance shall not affect the validity or enforceability of the other provisions in that jurisdiction or the validity or enforceability of that provision in other jurisdictions.

12.13 Governing Law; Submission to Jurisdiction; Process Agents. (a) Except as otherwise provided in Section 12.13(b), this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York, United States of America, without giving effect to its conflict of laws principles. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan, New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby with the exception of the Promissory Notes. The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower hereby agrees that service of process in any proceedings brought in such a court may be made upon CT Corporation, currently having an address at CT CORPORATION SYSTEM, currently having an address at 111 Eighth Avenue, New York, N.Y. 10011, United States, or another process agent in New York reasonably acceptable to the Leader (the “Process Agent”), and the Borrower hereby confirms and agrees that within twenty (20) days as from the Execution

Date, it shall deliver to the Lender sufficient evidence that the Process Agent has been duly and irrevocably appointed as its agent and true and lawful attorney in fact in its name, place and stead to accept service of any such process. Nothing herein shall in any way he deemed to limit the ability of the Lender to serve legal process in any other manner permitted by applicable law.

(b)  The Promissory Notes shall be governed by and construed in accordance with the laws of the Republic of Argentina and shall he submitted to the jurisdiction of the Ordinary Commercial Courts of the City of Buenos Aires, Republic of Argentina

12.14 Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.15 USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

12.16 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

For the purposes of this Section 12.16, the following terms have the following respective meanings:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to tie supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

‘‘EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association {or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

[SIGNATURE PAGE FOLLOWS]

[PRE-EXPORT FINANCE FACILITY AGREEMENT- SIGNATURE PAGE]

MOLINO CAÑUELAS S.A.C.I.F.I.A.

By:	/s/ Ricardo Alberto Navilli
Name:	Ricardo Alberto Navilli
Title:

Address for Notices:	J.F. Kennedy 160 (B1814B KD)

Cañuelas, Prov de Buenos Aires

Argentina

Attention:	Mr. Cristian Cotone

Tel No.:	+54-226-432885

Email:	cotone@molca.com.ar

ING BANK N.V.

By:	/s/ Eber Faria
Name:	Eber Faria
Title:	Director

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:

Address for Notices:	1325 Avenues of the Americas, 10th floor
New York, NY 10019
United States of America

Attention:	Loan Services Department
Tel No.:	++1 646 424-8212
Fax No.:	++1 646 424-8223